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                        SUMMARY OF TERMS AND CONDITIONS
                                 CHUCK DEMPSTER

The following outlines the terms and conditions for your assignment to United Gas in London, England for a period of up to 3 years. The UtiliCorp expatriate employee policy is attached, and this policy, or any amendments thereto, will govern the terms and conditions of your assignment.

You will be assigned to United Gas, with the job title of Chairman and CEO of UtiliCorp U.K. Inc. in keeping with your responsibilities and local practice. In addition to the above job title, you will continue to be a Senior Vice President of UtiliCorp United. Your supervisor will be Bob Green.

The scope of your responsibilities in this position will be business development with the Regional Electric Companies in the U.K., with full profit and loss responsibility for the organization.

The position will be located in London, England.

BASE SALARY:
      -   Your current base salary is $240,000.

      -   Your initial base salary will be $252,000 for this assignment.

      -   You will receive Annual Reviews.

ANNUAL INCENTIVE OPPORTUNITY:
      - Upon acceptance of this assignment, your maximum bonus opportunity for this assignment will be 45% of base salary at target and 70% of base salary at maximum. This represents the annual incentive program for Executive Band II.

      - This bonus will be awarded based in part of the results of Utilicorp United, UtiliCorp U.K. Inc. and your individual contributions. Upon acceptance of this position, you and Bob Green will develop the measures for which your individual and United Gas will be paid on.

LONG TERM INCENTIVE OPPORTUNITY:
      - Currently, you participate in the stock options plan and three year performance plan as a long term incentive vehicle.

      - Under our revised executive compensation plans, you will continue to participate in plans with a targeted pay out of 75% through the combination of stock options and three year performance plans. This represents the Long Term incentive program for Executive Band II.

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EMPLOYEE BENEFITS:
You will continue to be eligible to participate in the employee benefits plans of a domestic UtiliCorp executive including, but not limited to:
Health Care              Defined Benefit Pension Plan
401(k) Plan              Employee Stock Ownership Plan
Life Insurance           Long Term Disability Insurance
Holidays                 Vacation
Capitol Accumulation Plan (CAP)
Supplementary Contributory Retirement Plan (SCRP)

EXECUTIVE PERQUISITES:
You will continue to be eligible to participate in the executive perquisites program including:

      - A payment of $5,000 net designed to allow you to decide for yourself how these dollars should be spent, keeping in mind that these dollars are to be used for the mutual benefit of our customers and shareholders in attracting new business, and to assist you in carrying out your executive responsibilities.

      -   Financial planning assistance of up to $5,000 per year.

      - The executive LTD program that will allow you to receive an after tax benefit, vs. a pre-tax benefit in the event you become eligible for LTD. Under this plan, UtiliCorp pays the premium on your behalf, and we gross up your income to reflect this premium and taxes due on those premiums, resulting in an after tax benefit to you.

      - Tax preparation assistance that is normally provided executives of up to $250 will not be applicable due to the tax equalization of the expatriate assignment. We will be paying for all of your tax preparation.

      - You will receive an extra one times life insurance, for a total of three times salary.

      - Executive tools available to you will include a home computer, fax machine, cellular phone and an extra residential phone line to facilitate communications.

      - You will be eligible to join a city club in London to facilitate business transactions. The club must be approved by Bob Green prior to you committing any funds to the club.

INVOLUNTARY TERMINATION:

      - In the event you are terminated involuntarily anytime through the year 1999, you will receive a lump sum payment equal to 2.99 times the average of your last five year's base salary.


REPATRIATION TO THE U.S.

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      -   At the conclusion of this assignment, you will be reassigned to the
          U.S. in an assignment determined to be appropriate at that time. Relocation expenses associated with your repatriation are covered under the expatriate assignment policy.

ITEMS RESPECTING THE EXPATRIATE POLICY:
The following items are detailed in the expatriate policy, and are expanded upon below:

C) Allowances
       1. Goods and services

             - At the proposed rate of pay, you will be eligible for a monthly goods and services allowance of U.S. $1,377 per month as an individual.

             - Assuming your wife will be joining you in London, your goods and services allowance for both of you will be $1,454 per month.

             - If you have children who will be joining you in London, the goods and services allowance will increase by approximately $90 per month per child.

       2. Housing allowance

             - You will be provided company housing in a rented furnished apartment or house. The geographic areas we have targeted are listed as "expensive" in the ORC housing cost tables. In conducting your search for a suitable residence, we will assist you in obtaining the services of a Realtor to assist you in your housing search.

             - As discussed in our orientation, to reflect the fact that no matter where an employee lives, he or she should share in the costs of housing. Employees are charged a monthly amount to reflect this. We will be withholding from your salary the amount of U.S. $2,598 per month to reflect this cost.

       3. Foreign service premium

             - To compensate you for leaving the United States and having to adjust to a foreign work assignment, you will be paid the amount of U.S. $24,000 net of taxes upon acceptance of the position in London.

             - Upon return from the assignment, you will receive a completion bonus in the amount of 10% of your then current base salary net of taxes.

       5. Home leave

             - You will be eligible for one (1) annual home leave for you and your family. In the event that you may have children attending college (under the age of 23) we will pay for one (1) visit by those children to you in London per year.

             - If that travel to London is greater than 7 hours duration, travel for home leave will be at Business Class fares for you and your family.

D) Tax equalization

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       1. Hypothetical tax calculation

             - Prior to your departure, you should prepare your tax records that were completed for 1994. I will ask that you turn those sealed records over to Rob Etienne who will forward them to the firm of Arthur Andersen & Co., who will calculate the estimated tax liability for you as if you had not left the United States. That monthly tax withholding will be made from your pay. At the end of the U.S. tax year, the firm of Arthur Andersen will calculate your actual tax liability, and we will refund or charge you the difference from that which we have withheld via the hypothetical tax withholding.

             - We will pay your entire tax liability for United Kingdom taxes associated with your income. Any income your spouse may earn in England will not be tax equalized.

E) Company Cars
       - We will provide you with a leased - rented car upon successful completion of a drivers education program. This is being done due to safety considerations for driving on the opposite side of the road.

       - Should you sell your vehicle(s) here in the U.S., we will reimburse as per the expatriate policy.

F) Schooling
       - Per the expatriate policy, we will reimburse you for schooling for dependent children from K - 12th grade at a day school (non boarding) of your choice in London. What will not be reimbursed is for field trips not directly related to a course of study, e.g. an optional spring field trip to Hong Kong.

       - If you have children attending school in the U.S., per the policy we will provide one round trip economy airfare annually.

G) Relocation expenses
      1. All reasonable and actual moving expenses will be reimbursed. In that you will be provided with furnished housing, items such as clothes and personal effects (family mementos that make a house a home) will be shipped via air freight.

      2. We will reimburse the cost of storage for your household goods in Omaha.

      3. We will provide you with an allowance of $5,000, net of taxes for the purchase of household goods in London.

      4. To assist you in this transmission, we will provide for the purchase of your primary residence in Omaha under the home purchase provisions of our relocation policy.


H) Home Country Housing

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      1.  Per the expatriate policy, in the event you elect to sell your personal residence, we will reimburse you for the amount of any forced loss sale. The appraised value of the house will be used to determine the amount of such sale, if any.

      2. Per the policy, in the event you choose to retain your residence, we will supply security and property management for up to three (3) months.

I) Repatriation
      1.  Per the policy, all actual moving expenses will be reimbursed.

      2. Per the policy, you will receive an amount of $5,000, net of taxes, for purchase of household goods upon repatriation.

J. Miscellaneous Provisions
      1. In the event you are considering transporting household pets, please advise Rob Etienne immediately. The United Kingdom has extensive and lengthy quarantine regulations with respect to animals being transported in the country.